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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY OF FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                        Commission File Number 0-22703
                                               ---------

                          GREAT PLAINS SOFTWARE, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          ONE LONE TREE ROAD, FARGO, NORTH DAKOTA 58104,(701) 281-6500
          ------------------------------------------------------------
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                   GREAT PLAINS SOFTWARE, INC. COMMON STOCK
         ---------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
--------------------------------------------------------------------------------
              (Titles of all other classes of securities for which
                      a duty to file reports under Section
                             13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)        [ X ]          Rule 12h-3(b)(1)(ii)      [    ]
    Rule 12g-4(a)(1)(ii)       [    ]         Rule 12h-3(b)(2)(i)       [    ]
    Rule 12g-4(a)(2)(i)        [    ]         Rule 12h-3(b)(2)(ii)      [    ]
    Rule 12g-4(a)(2)(ii)       [    ]         Rule 15d-6                [    ]
    Rule 12h-3(b)(1)(i)        [    ]


         Approximate number of holders of record as of the certificate or notice date: 1*

         *Great Plains became a wholly-owned subsidiary of Microsoft Corporation effective April 4, 2001. See Microsoft Corporation Registration Statement No. 333-54810.


         Pursuant to the requirements of the Securities Exchange Act of 1934, Great Plains Software, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 4, 2001                            By:     /s/ Tami L. Reller
                                                  ---------------------------
                                                       Tami L. Reller
                                                       Chief Financial Officer